EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Community Capital Corporation

We consent to the incorporation by reference in Community Capital Corporation's Registration Statement on Form S-3 (No. 333-66402), relating to the registration of up to 500,000 shares of its common stock for issuance pursuant to the Community Capital Corporation Dividend Reinvestment Plan, of our report dated March 23, 2007, which is included in Community Capital Corporation's Annual Report on Form 10-K as of December 31, 2006 and 2005 and for the three years ended December 31, 2006.

s/Elliott Davis, LLC
Greenville, South Carolina
March 26, 2007